Exhibit 4.6
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Dated February 4th, 2007
WINNER CROWN HOLDINGS LIMITED
(“Party A”)
and
MS. TONGTONG ZHAO
(“Party B”)
and
MR. JOHN JIONG WU
(“Party C”)
and
INVESTORS
(“Party D”)
and
CHINA LODGING GROUP, LIMITED
(“Company”)

SHAREHOLDERS AGREEMENT
Relating to
CHINA LODGING GROUP, LIMITED

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Shareholders Agreement
This Shareholders Agreement (this “Agreement”) is made and entered into as of February 4th 2007 by and among:
1.	WINNER CROWN HOLDINGS LIMITED, a company incorporated in British Virgin Islands under company No. 618532 having its registered office at Akara Bldg., 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“Party A”);

2.	MS. TONG TONG ZHAO, (Canadian passport number: JW698597), 5-22C, 118 Ziyun Road, Shanghai, 200051, P.R.China (“Party B”);

3.	MR. JOHN JIONG WU, (United States passport number: 302014663), 774 Mays Blvd. #Ste 10 — 337, Incline Village, NV 89452, USA (“Party C”);

4.	Each of the persons or entities listed on Exhibit A hereto (collectively “Investors” and each the “Investor”); and
(the “Founders” and “Investors” are hereinafter collectively the “Shareholders” and each and any of them the “Shareholder”)
5.	CHINA LODGING GROUP, LIMITED, a company incorporated in Cayman Islands under company No. 179930 having its registered office at the office of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands (“the Company”).
RECITALS
A.	The Company is a private limited company incorporated under the laws of Cayman Islands and as at the date hereof has an authorised share capital of US$20,000 divided into 200,000,000 shares of US$0.0001 each. One Ordinary Share has been issued and is fully paid up or credited as fully paid. Corporate information of the Company is set out in Exhibit B.

B.	Each Investor has agreed to purchase from the Company, and the Company has agreed to sell to such Investor, certain Series A Preferred Shares, par value US$0.0001 per share, of the Company (the “Series A Preferred Shares”), on the terms and conditions set forth in that certain Series A Preferred Share Purchase Agreement dated as of February 4th, 2007 by and among the parties (the “Purchase Agreement”).

C.	The Purchase Agreement provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	INFORMATION RIGHTS; BOARD REPRESENTATIONS

1.1	Information Rights. The Company covenants and agrees that, commencing on the Date of this Agreement, for so long as an Investor holds any Series A Preferred Shares, or any Ordinary Shares, par value US$0.0001 per share, of the Company (the “Ordinary

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Shares”), the Company will make available and deliver to such Investor upon written request:
(a)	audited annual consolidated financial statements as soon as such documents become available but no later than ninety (90) days after the end of each fiscal year, prepared in accordance with Generally Accepted Accounting Principles (GAAP) of the United States.

(b)	unaudited quarterly consolidated financial statements, within forty-five (45) days after the end of each fiscal quarter, certified by the Chief Executive Officer of the Company (the “CEO) and Chief Financial Officer of the Company (the “CFO”);
The Information Rights shall terminate upon consummation of a Qualified Public Offering. For purpose of this Agreement, “Qualified Public Offering” shall mean (i) an underwritten public offering of Ordinary Shares or Ordinary Share equivalents registered under the US Securities Act of 1933 having a gross offering size to the public of at least US$300 million; or (ii) a listing of Ordinary Shares or Ordinary Share equivalents on the Singapore and/or London and/or Hong Kong Stock Exchanges, or on any combination of such stock exchanges, accompanied by a public offering of Ordinary Shares or Ordinary Shares equivalent meeting the above size thresholds.

1.2	Board Representation.
(a)	The Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles”) shall provide that the Company’s Board of Directors (the “Board”) shall consist of three (3) members; for as long as any Series A Preferred Shares are outstanding, the Investors shall have the right to appoint and remove One (1) Director; and the Founders shall have the right to appoint and remove two (2) Directors.

(b)	Notice of any appointment or removal under this clause shall be given to the other Shareholders and to the Company at their addresses given in this Agreement and within seven (7) days after receipt of such notice the parties hereto shall join in procuring (so far as that lies within their respective powers) that such action is taken as is necessary under the Articles to effect the appointment or removal concerned.

(c)	Meetings of the Board shall (unless the Shareholders shall otherwise agree) take place either in Shanghai or in a place to be agreed by all the Directors but not in any event less frequently than two (2) times in each calendar year. Notice of any such meeting of the Board shall be of not less than seven (7) days and shall be in writing and the quorum for Board meetings shall be two (2) Directors.

(d)	A quorum must be present at the beginning of and throughout each meeting of the Board. If within thirty (30) minutes of the time appointed for a meeting, a quorum is not present, the meeting shall stand adjourned until the same time and place on the same day in the next week and if at such adjourned meeting a quorum is not present within thirty (30) minutes from the time appointed for such adjourned meeting (or such longer interval as the chairman of the meeting may think fit to allow) the Director(s) present in person or by his/their alternates shall constitute a quorum.

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(e)	Notices. The Company shall procure that a notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting are sent to all directors entitled to receive notice of the meeting at least seven (7) days before the meeting and a copy of the minutes of the meeting is sent to such persons within thirty (30) days following the meeting.
1.3	Board Decision
(a)	The Board shall be responsible for (i) appointment and dismissal of Key Management Personnel (as defined below); (ii) the issuance of stock options as performance incentive for allotment to the key management executives, key employees and other contributors of the Company (“ESOP”), provided that the issued ESOP shall not be over 10,000,000 shares; (iii) any Key Matters (as defined below) of the Company. The decision of the Board of the Company shall be made by a simple majority vote of board members, unless the director nominated by the Investor use its veto right according to the Protection Provisions of this Agreement.

(b)	Under the circumstance of any deadlock, the deadlocked matters shall be reverted to the decisions of a shareholders’ meeting and to be decided by simple majority vote of the shareholders.

(c)	The “Key Management Personnel” shall means: (i) the Chief Executive Officer (responsible for general strategic direction with emphasis on sales, marketing and business development), (ii) the Chief Financial Officer (responsible for fund raising, financial control and management), (iii) the Chief Operating Officer or Head of Operations (responsible for operations, public relations and corporate marketing), and (iv) Executive Vice President of various functional departments.

(d)	Notwithstanding any provisions hereof to the contrary, the “Key Matters” shall means the following issues related to the Group Company and any subsidiaries Controlled by the Group Company (as defined in the Purchase Agreement). However, the “Key Matters” shall exclude any natural termination of any entity, business, lease, contract, agreement, deal, transaction or other matter as appropriate:
i)	save as contemplated in this Agreement, direct or indirect provision of any loans and/or guarantees to any parties, excluding among the Company, the Group Company, and subsidiaries;

ii)	entering into any Related Party Transaction(s);

iii)	commencing or acquiring any new line of business which does not fall within the Business or engaging in any other business activities;

iv)	engaging in any material investments or disposals. For this purpose, a “material investment” or a “material disposal” means an investment or a disposal which exceeding US$3,000,000;

v)	varying, modifying or abrogating any of the rights attaching to any of the Shares or modifying or varying the Articles;

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vi)	any merger, consolidation, reconstruction or amalgamation, provided that such merger, consolidation, reconstruction or amalgamation shall not be exceeded US$3,000,000 of investment or US$3,000,000 of liability;

vii)	winding up the Company and/or the Group Company, and/or its subsidiary(s) (including any indirectly invested and materially controlled subsidiary(s) of the Company), or passing of any resolution to liquidate them, or applying to any court of competent jurisdiction for an order to convene a meeting of creditors or any class of creditors or members or any class of members or to sanction any such compromise or arrangement;

viii)	altering its accounting year end from 31st December or changing its secretary, auditors or accounting policies and practices;

ix)	entering into any leasing contract or arrangement involving an annual payment exceeding US$3,000,000, or entering into any other contract or arrangement involving a sum exceeding US$3,000,000 otherwise than on normal commercial terms and in the ordinary and usual course of the business of the Company;

x)	indebtedness, pledges or guarantees by the Company exceeding US$3,000,000;

xi)	approval of annual budget;

xii)	approval of any capital expenditure, excluding any expenditure for leasing property improvement, involving a sum exceeding US$3,000,000;

xiii)	doing or failing to do anything which has the effect of breaching, varying or modifying the terms of the Shares Subscription Agreement;

xiv)	decision for a Qualified Public Offering, listing place, and sponsors;

xv)	adoption or amendment of the ESOP; and

xvi)	adoption or amendment of any other employee (other than the Key Management Personnel) equity incentive plan of the Company.
Compensation Committee. A Compensation Committee (the “Compensation Committee”) shall be set up under the Board of the Company. The Compensation Committee shall consist of no less than two members appointed by the Investors.
The Compensation Committee shall be responsible for:
i)	Review, and make recommendations for approval by the members of the Board regarding, corporate goals and objectives relevant to the compensation of the Corporation’s executive officers;

ii)	Review, and make recommendations for approval by the members of the Board regarding, the compensation for the Key Management Personnel, including, as applicable, (a) base salary, (b) bonus, (c)

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long-term incentive and equity compensation, and (d) any other compensation, perquisites, and special or supplemental benefits;

iii)	Establish and modify the terms and conditions of employment of Key Management Personnel of the Company, by contract or otherwise; and

iv)	Make recommendations to the full Board regarding the fees and other compensation to be paid to members of the Board for their service as directors and as members of committees of the Board.
2.	REGISTRATION RIGHTS

2.1	Applicability of Rights. The Investors shall be entitled to the following rights with respect to any potential public offering of the Series A Preferred Shares or the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange. The Company shall not grant registration rights superior to or in parity with those granted to the Series A preferred Shares to any other holder of the Company’s securities without the prior approval of the holders of a majority of the Series A Preferred Shares.

2.2	Definitions. For purposes of this Section 2:
(a)	Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with the Securities Act.

(b)	Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any shares of Series A Preferred Shares issued (A) under the Purchase Agreement, or (B) pursuant to the Right of Participation (defined in Section 3), (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Preferred Shares described in clause (1) of this subsection (b), and (3) any other Ordinary Shares of the Company owned or hereafter acquired by an Investor. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c)	Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Series A Preferred Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d)	Holder. For purposes of this Section 2, the term “Holder” means any person owning or having the rights to acquire Registrable Securities or any permitted

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assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e)	Form F-3. The term “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)	SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(g)	Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of counsel for the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h)	Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 or 2.5 hereof.

(i)	Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

(j)	Qualified Public Offering. The term “Qualified Public Offering” shall have the same meaning as in Clause 1.1.
2.3.	Demand Registration.
(a)	Request by Holders. If the Company shall, at any time after the earlier of (i) the second anniversary of the date of this Agreement or (ii) six (6) months following the taking effect of a registration statement for a Qualified Public Offering, receive a written request from the Holders of at least 25% of the Series A Preferred Shares that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a). For purposes of this Agreement,

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at the election of Holders of at least 75% of the Series A Preferred Shares in connection with the exercise of any registration right in this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

(b)	Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty-five percent (25)% of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)	Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than three (3) such demand registration pursuant to this Section 2.3.

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(d)	Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.
2.4	Piggyback Registrations.
(a)	The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of this Agreement or to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)	Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of

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other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice in the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)	Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.
2.5	Form F-3 Registration. In case the Company shall receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:
(a)	Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefore, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)	Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:
(1)	if Form F-3 is not available for such offering by the Holders;

(2)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000;

(3)	if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3

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registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such ninety (90) day period.

(4)	if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4(a); or

(5)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.
(c)	Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.
2.6	Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:
(a)	Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such

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registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)	Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)	Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)	Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)	Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)	Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement or amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to

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make the statements therein not misleading or incomplete in light of the circumstances then existing.

(g)	Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
2.8	Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.9	Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:
(a)	By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against all losses, claims, damages, and liabilities (joint or several; or actions, proceedings or settlements in respect thereof) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):
(i)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)	any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the

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Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;
and the Company will reimburse each such Holder, and its respective partners, officers, directors, legal counsel, underwriter and controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b)	By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c)	Notice. Promptly after receipt by an indemnified Party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified Party will, if a claim in respect thereof is to be made against any indemnifying Party under this Section 2.9, deliver to the indemnifying Party a written notice of the commencement thereof and the indemnifying Party shall have the right to participate in, and, to the extent the indemnifying

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Party so desires, jointly with any other indemnifying Party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying Party, as incurred, if representation of such indemnified Party by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential conflict of interests between such indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying Party within a reasonable time of the commencement of any such action shall relieve such indemnifying Party of liability to the indemnified Party under this Section 2.9 to the extent the indemnifying Party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying Party will not relieve it of any liability that it may have to any indemnified Party otherwise than under this Section 2.9.

(d)	Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified Party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified Party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified Party and the indemnifying Party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying Party and of the indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)	Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term

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thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability in respect to such claim or litigation.
2.10	No Registration Rights to Third Parties. Without the prior written consent of a majority of the Investors, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

2.11	Market Stand-Off. Each Founder and each Investor agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed 180 days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 2.11 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to a Qualified Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.11.

2.12	Listing in Hong Kong. Without limiting the generality of the foregoing provisions in this Section 2, in the event of a listing of the Company’s Ordinary Shares in Hong Kong (the “Listing”):
(a)	The selection of Hong Kong as the jurisdiction, and the relevant exchange as the exchange for the Listing shall be subject to the prior written approval of Holders of at least 75% of the Registrable Securities;

(b)	The selection of the sponsor and/or lead manager (and any co-managers) for the Listing shall be subject to the prior written approval of Holders of at least 75% of the Registrable Securities;

(c)	Each Holder of Registrable Securities shall have the right to include and sell all of the Ordinary Shares (as-converted) held by it in such Listing;

(d)	Each Holder of Registrable Securities shall have the right to attend all meetings in connection with the Listing where the Company is present;

(e)	The determination of the price at which the Ordinary Shares are to be listed in such Listing shall be subject to the prior written approval of Holders of at least 75% of the Registrable Securities;

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(f)	All expenses incurred in connection with the inclusion and sale of any Ordinary Shares held by any Holder (including all reasonable fees and disbursements of counsel for the Investor) shall be borne by the Company;

(g)	At any time after the Second anniversary of the date of this Agreement, at the written request from Holders of at least 75% of the Registrable Securities for a Listing, the Company shall use its best efforts to effect such Listing on terms and subject to conditions as agreed upon between the Company and such Holder; and

(h)	The Company shall not require any Holder to hold, or refrain from transferring, any of its shares in the Company beyond the specific period(s) as set forth in the listing rules applicable to such Listing.
2.13	Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:
(a)	Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)	File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)	So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.
2.14	Termination. The Company shall have no obligations pursuant to Sections 2.3, 2.4, 2.5 and 2.12 with respect to any Registrable Securities proposed to be sold by a Holder in a registration or listing pursuant to Section 2.3, 2.4, 2.5 or 2.12 at the later of seven (7) years after the date hereof or five (5) years after a Qualified Public Offering, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.
3.	RIGHT OF PARTICIPATION.

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3.1	General. An Investor and any Investor (or Ordinary Shares issued upon conversion of the Series A Preferred Shares) to which rights under this Section 3 have been duly assigned in accordance with Section 5 (such Investor and each such assignee hereinafter referred to as a “Participation Rights Holder”) shall have the right of first offer to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2	Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding (immediately prior to the issuance of New Securities giving rise to the Right of Participation).

3.3	New Securities. “New Securities” shall mean any Series A Preferred Shares or Ordinary Shares whether now authorized or not, and rights, options or warrants to purchase such Series A Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Series A Preferred Shares, provided, however, that the term “New Securities” shall not include:
(a)	Ordinary Shares up to 10,000,000 shares (and/or options or warrants therefore) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the ESOP approved by the Board;

(b)	any shares of Series A Preferred Shares issued under the Purchase Agreement, as such agreement may be amended and any Ordinary Shares issued pursuant to the conversion thereof;

(c)	any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(d)	any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security;

(e)	any securities issued pursuant to a Qualified Public Offering; or

(f)	any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity.
3.4	Procedures.
(a)	First Participate Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have ten (10) business days from the date of

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receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such ten (10) business day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b)	Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders who exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant shall have five (5) business days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within in two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) business days following the date of the Second Participation Notice.
3.5	Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within ten (10) days following the issuance of the First Participation Notice, the Company shall have 120 days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.6	Termination. The Right of Participation for each Participation Rights Holder shall not terminate so long as any Investor and its Affiliates (as defined in Rule 144 under the Securities Act) collectively hold any Series A Preferred Shares or Ordinary Shares;

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provided, however, that the Right of Participation shall terminate upon a Qualified Public Offering

3.7	Anti-dilution. Upon the occurrence of any Adjustment Events, the specific number of Series A Preferred Shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such Adjustment Events on a full ratchet basis.

For the purpose of this agreement, the Adjustment Events shall, but only include:
(i)	any stock splits,

(ii)	any stock dividend of the Series A Preferred Shares; and

(iii)	any issuance of new shares or equivalents at a price below the purchase price (except for issuance from the Company’s ESOP).
4.	TRANSFER RESTRICTIONS.

4.1	Certain Definitions. For purposes of this Section 4, “Ordinary Shares” means (i) the Company’s outstanding Ordinary Shares, (ii) the Ordinary Shares issued or issuable upon conversion of the Company’s outstanding Preferred Shares, (iii) the Ordinary Shares issuable upon exercise of outstanding options or warrants and (iv) the Ordinary Shares issuable upon conversion of any outstanding convertible securities; “Restricted Shares” means any of the Company’s securities now owned or subsequently acquired by any Founder or Permitted Transferee (as defined in Section 4.5 below).

4.2	Sale by Founder; Notice of Sale. Subject to Section 4.6 of this Agreement, if a Founder or Permitted Transferee (the “Selling Shareholder”) proposes to sell or transfer any Restricted Shares held by it, then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to each Investor prior to such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Restricted Shares to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

4.3	Right of First Refusal. Each Investor will have the right, exercisable upon written notice (the “First Refusal Notice”) to the Selling Shareholder, the Company and each other Investor within twenty (20) days after receipt of the Transfer Notice (the “First Refusal Period”) of its election to exercise its right of first refusal hereunder. The First Refusal Notice shall set forth the number of Offered Shares that such Investor wishes to purchase, which amount shall not exceed the First Refusal Allotment (as defined below) of such Investor. Such right of first refusal may be exercised as follows:
(a)	First Refusal Allotment. Each Investor shall have the right to purchase that number of the Offered Shares (the “First Refusal Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares held by such Investor at the time of the transaction and the denominator of which is the total number of Ordinary Shares owned by all the Investors at the time of the transaction. Any Investor will not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the First Refusal Period to purchase up to all of its First Refusal Allotment of the Offered Shares. To the extent that any Investor does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Selling Shareholder and the Investors shall, within five (5) days after the end of the First Refusal Period, make such adjustments to the First Refusal Allotment of

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each exercising Investor so that any remaining Offered Shares may be allocated to those Investors exercising their rights of first refusal on a pro rata basis.

(b)	Expiration Notice. Within ten (10) days after expiration of the First Refusal Period the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder specifying either (i) that all of the Offered Shares was subscribed by the Investors exercising their rights of first refusal or (ii) that the Investors have not subscribed for all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of their co-sale right described in Section 4.4 below.

(c)	Purchase Price. The purchase price for the Offered Shares to be purchased by the Investors exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth in Section 4.3(d) below. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be as previously determined by the Board in good faith, which determination will be binding upon the Company, the Investors, and the Selling Shareholder, absent fraud or error.

(d)	Payment. Payment of the purchase price for the Offered Shares purchased by the Investors shall be made within ten (10) days following the date of the First Refusal Expiration Notice. Payment of the purchase price will be made by wire transfer or check as directed by the Selling Shareholder.

(e)	Rights as a Founder or Investor. If any Investor exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by such Investor, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such Investor in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such Investor.

(f)	Application of Co-Sale Right. If the Investors have not elected to purchase all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale right set forth in Section 4.4 below.
4.4	Co-Sale Right. To the extent that the Investors have not exercised their right of first refusal with respect to all the Offered Shares, each Investor shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Investor (the
“Co-Sale Notice”) within twenty (20) days after receipt of the First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Restricted Shares at the same price as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Company securities (on both an absolute and as-converted to Ordinary Shares basis) that such participating Investor wishes to include in such sale or transfer, which securities shall correspond to the class of securities constituting the Offered Shares and which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Investor. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Restricted Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The only representations, warranties or covenants that any Investor shall be required to make in connection with a sale pursuant to such co-sale right are representations and warranties

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with respect to its own ownership of the Company’s securities to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims and reasonable covenants regarding confidentiality, publicity and similar matters. The co-sale right of each Investor shall be subject to the following terms and conditions:
(a)	Co-Sale Pro Rata Portion. Each Investor may sell all or any part of that number of Ordinary Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by the Investor at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Investors (“Co-Sale Pro Rata Portion”). To the extent that any Investor does not participate in the sale to the full extent of its Co-Sale Pro Rata Portion, the Selling Shareholder and the participating Investors shall, within five (5) days after the end of such Co-Sale Right Period, make such adjustments to the Co-Sale Pro Rata Portion of each participating Investor so that any remaining Offered Shares may be allocated to other participating Investors on a pro rata basis.

(b)	Transferred Shares. Each participating Investor shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:
(i)	the number of Company securities which such Investor elects to sell;

(ii)	Series A Preferred Shares, in the event that the participating Investor delivers that number of Series A Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Investor elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Series A Preferred Shares in lieu of Ordinary Shares, such Investor shall convert such Series A Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 4.4(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii)	or a combination of the above.
(c)	Payment to Investors. The share certificate or certificates that the participating Investor delivers to the Selling Shareholder pursuant to Section 4.4(b) shall be transferred to the prospective purchaser in consummation of the sale of the Restricted Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Investor that portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from an Investor exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Restricted Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Investor.

(d)	Right to Transfer. To the extent the Investors do not elect to purchase, or to participate in the sale of, the Restricted Shares subject to the Transfer Notice,

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the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and each of the Investors of the Transfer Notice, conclude a transfer of the Restricted Shares covered by the Transfer Notice and not elected to be purchased by the Investors, which in each case shall be on substantially the same terms and conditions as those described in the Transfer Notice. Any proposed transfer on terms and conditions which are materially different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Restricted Shares by the Selling Shareholder, shall again be subject to the right of first refusal and the co-sale rights of the Investors and shall require compliance by the Selling Shareholder with the procedures described in Section 4.3 and Section 4.4 of this Agreement.
4.5	Exempt Transfers. The right of first refusal and co-sale rights of the Investors shall not apply to (a) any sale or transfer of the Restricted Shares to the Company pursuant to a repurchase right held by the Company in the event of a termination of employment or consulting relationship; or (b) any transfer to the parents, children or spouse, or to trusts for the benefit of such persons, of a Founder (each a “Permitted Transferee”) for bona fide estate planning purposes (each a “Permitted Transfer”); provided that adequate documentation therefore is provided to the Investors to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant Founder; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

Any of Founders or their Permitted Transferees shall be allowed to transfer its shares of the Company to the Permitted Transferees, provided that such transfers have been approved by the Board of the Company.

4.6	Prohibited Transfers.
(a)	Subject to Section 4.5, none of the Founder or its beneficial owners and or their Permitted Transferees shall sell, assign, transfer through one or a series of transactions any Company securities now held by such Founder or Permitted Transferee (directly or indirectly) to any person before the closing of a Qualified Liquidation Event (as defined in the Memorandum and Articles).

(b)	Any attempt by a Founder and/or its beneficial owners to transfer Restricted Shares in violation of this Section 4 shall be void and the Company hereby agrees it will not affect such a transfer nor will it treat any alleged transferee as the holder of such shares.
4.7	Legend.
(a)	Each certificate representing the Restricted Shares now or hereafter owned by a Founder or issued to any person in connection with a transfer in compliance with this Section 4 shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

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(b)	Each Founder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.7(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.
5.	ASSIGNMENT AND AMENDMENT.

5.1	Assignment. Notwithstanding anything herein to the contrary:
(a)	Information Rights and Registration Rights. The rights of the Investors under Section 1.1 may be assigned to any Investor, and the registration rights of the Holders under Section 2 may be assigned to any Holder or to any person acquiring Registrable Securities in a permitted transfer; provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

(b)	Rights of Participation; Right of First Refusal; Co-Sale Rights. The rights of each Investor or each Investor under Sections 3 and 4 are fully assignable in connection with a permitted transfer of shares of the Company by such Investor or Investor; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by such Investor or Investor at the time of such assignment, stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.
5.2	Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to the Investors, by persons or entities holding 75% of the Series A Preferred Shares pursuant to Section 5.1 hereof; provided, however, that any Investor may waive any of its rights hereunder without obtaining the consent of any other Investor; and (iii) as to the Founders, by persons or entities holding a majority of the Ordinary Shares held by the Founders and their Permitted Transferees (on an as-converted basis); provided, however, that any Founder may waive any of its rights hereunder without obtaining the consent of any other Founder. Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon the Company, each Investor, each Founder and their respective assigns.

6.	CONFIDENTIALITY AND NON-DISCLOSURE.

6.1	Disclosure of Terms. The terms and conditions of this Agreement and the Purchase Agreement, and all exhibits and schedules attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential

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information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

6.2	Press Releases, Etc. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

6.3	Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations. Without limiting the generality of the foregoing, each Investor shall, without disclosing the identities of the other Investors or the Financial Terms of their respective investments in the Company without their consent, be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to its fund manager, other funds managed by its fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors.

6.4	Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and the Purchase Agreement, any of the exhibits and schedules attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 6, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

6.5	Other Information. The provisions of this Section 6 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

6.6	Notices. All notices required under this section shall be made pursuant to Section 10.1 of this Agreement.

7.	PROTECTIVE PROVISIONS.

7.1	Acts of the Company. In addition to such other limitations as may be provided in the Memorandum and Articles and this Agreement, the following acts of the Company shall require the affirmative vote of the Director nominated by the Investors, unless such acts or any related entity, business, lease, contract, agreement, deal, transaction or other matter (as appropriate) was terminated as a result of the term specified therein:
a)	Any pledge, hypothecate, mortgage, encumber of the Company securities;

b)	Any merger, consolidation, reconstruction or amalgamation of any business or assets of the Company;

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c)	The purchase or lease by the Group Company of any real property valued in excess of US$20,000,000.

d)	Any amendments to the Memorandum and Articles of Association of the Company and any changes to the rights of the Investors;

e)	Authorization or issuance any other securities (including convertible debt) or reclassify any issued securities of the Company into securities, having rights, preferences or privileges senior to or on a parity with the Series A Preferred as to liquidation, dividend, voting (including without limitation, board representation) or redemption rights, or any action that increases, decreases or alters the existing issued share capital of the Company;

f)	Any related party transactions involving the Founders or employees;

g)	Any purchase or acquisition by the Company, whether for cash, securities, or other consideration, of any other entity or business, or the investment in or purchase of any securities or equity interest in any other entity, if such acquisition or investment would be material to the financial condition or operations of the Company as a whole not to exceed US$30,000,000;

h)	Any sale, conveyance, lease, entrustment, or other transfer or disposal by the Company of any economic interest in any material business, product line, or subsidiary with amount exceeding US$30,000,000, excluding the natural termination of lease, contract, and subsidiary created solely to own such lease and/or contract.

i)	Initiation and settlement of any litigation expected amount exceeds US$10,000,000

j)	Liquidation or dissolution of the Company;

k)	The declaration and payment of any dividend or other distribution to any shareholders;
8.	REPURCHASE RIGHTS

8.1	Repurchase Right. Upon the occurrence of any of the following Repurchase Events with respect to a Founder, the Company shall purchase and such Founder shall sell, in accordance with this Section 8, all, but not less than all, of the Non-Vested Ordinary Shares (as defined below) then beneficially owned by the Founder (the “Repurchase Right”) at its pro rata of the original purchase price (the “Repurchase Price”). For purposes hereof, each of the following shall be a Repurchase Event:
(a)	the filing by a Founder of a petition for relief under the Bankruptcy laws in any jurisdiction; or

(b)	the death or permanent incapacity of a Founder; or

(c)	the voluntary or involuntary termination of full-time employment of a Founder with the Company for any reason, with or without cause (including death or disability).
8.2	Vesting.

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(a)	For purposes of this Section 8, the term “vest” shall mean with respect to any Ordinary Shares owned by the Founder as of the date of this Agreement, has adjusted for any stock dividend, stock split, recapitalization, merger, reorganization, exchange or the like (the “Founder’ Shares”) that such Founder’ Shares are no longer Non-Vested Ordinary Shares subject to the Repurchase Right. If a Founder would become vested in any fraction of a share of Stock on any date, such fractional share shall not vest and shall remain Non-Vested Stock until Founder becomes vested in the entire share.

(b)	Each Founder’s Shares shall start to vest based on the terms and conditions as specified in his or her employment agreement with the Company.

(c)	Founders shall have the full voting rights for both vested and non-vested Ordinary Shares of the Company.
8.3	Manner of Exercise of Repurchase Right. The Repurchase Right shall be exercised by the Company by delivery of a written notice (the “Repurchase Notice”) of exercise to the Founder (or his estate or legal representative) subject to the Repurchase Right following a Repurchase Event.

8.4	Repurchase Procedure. After the Company’s Repurchase Notice, the Founder shall promptly endorse and deliver to the Company the certificates representing the Ordinary Shares being repurchased, free and clear of any liens, claims or encumbrances (other than any such lien, claim or encumbrance held by or guaranteed to the Company), and the Company shall then pay promptly to the Founder (but in no event later than thirty (30) days after the date the notice of the Company’s election to exercise the Right of Repurchase was delivered to Founder), the total repurchase price. Each of the Founders hereby authorize any director of the Company to execute a transfer in the Founder’s name to effect the transfer of Ordinary Shares pursuant to the Repurchase Right granted hereunder.

8.5	Binding Effect. The Company’s Repurchase Right shall inure to the benefit of the successors and assigns of the Company and shall be binding upon any representative, executor, administrator, heir, or legatee of the Founder.

9.	ADMINISTRATION

9.1	The accounts of the Company shall be kept in accordance with accounting principles generally accepted in Shanghai and shall be audited annually. The audited accounts and report of the Auditors shall be made available to the Shareholders within fifteen (15) days after the issue thereof by the Auditors. Periodic management accounts shall be prepared by the Company and these shall be forwarded to each Director.

9.2	The financial year of the Company shall end on 31st December in each year.

9.3	Bank accounts of the Company shall be operated by the CEO of the Company. Any withdrawal or transfer of fund from such bank accounts shall require the signature by the CEO.

10.	GENERAL PROVISIONS

10.1	Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be

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conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number as the parties have been given, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as the parties have been given; or (d) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.1 by giving the other party written notice of the new address in the manner set forth above.

10.2	Entire Agreement. This Agreement and the Purchase Agreement, any Ancillary Agreements (as defined in the Purchase Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to supersede the provisions of any confidentiality and nondisclosure agreements executed between any party hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

10.3	Governing Law and Dispute Resolution This Agreement shall be construed and governed by the laws of the People’s Republic of China. Any dispute or difference arising out of or in connection with this Agreement shall be referred to and determined by arbitration at China International Economic and Trade Arbitration Commission in accordance with its applicable Arbitration Rules if the dispute cannot be settled through amicable consultation. The arbitration shall be conducted in Shanghai, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties.

10.4	Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

10.5	Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

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10.6	Successors and Assigns. Subject to the provisions of Section 5.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

10.7	Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

10.8	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9	Aggregation of Shares. All Series A Preferred Shares or Ordinary Shares held or acquired by Affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

10.10	Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles, the terms of this Agreement shall control. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency (including without limitation passing special resolutions or other resolutions), to amend the Memorandum and Articles so as to eliminate such inconsistency.

10.11	Waiver of Reliance among Investors. Each Investor stipulates that it is not relying upon any person or entity other than the Company and its officers and directors and the Founders in entering into this Agreement or investing in the Company, and, specifically and without limitation, is not relying on any other Investor or any other Investor’s controlling persons, members, shareholders, officers, directors, employees, agents, or professional advisers, or on any advice, representations, or work product of any of them. Each Investor hereby waives any claim against, and covenants not to sue, any other Investor or the respective controlling persons, members, shareholders, officers, directors, employees, agents, or professional advisers of any Investor on account of any action heretofore or hereafter taken or omitted to be taken in connection with this Agreement or any transaction contemplated hereby.
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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

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LIST OF EXHIBITS

Exhibit A	Schedule of Investors

Exhibit B	Corporate Information of the Company

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EXHIBIT A
Schedule of Investors

				Number of	Purchase
				Series A	Price
Investors		Identification	Address	Shares	(US$)
Powerhills Holding Limited	(on behalf of Mr. Qi JI) (on behalf of Ms. Tong Tong ZHAO)	Company No. 571975	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	20,000,000 20,000,000	10,000,000 10,000,000

Mr. John Jiong WU		United States passport No. 302014663	774 Mays Blvd. #Ste 10 — 337, Incline Village, NV 89452, USA	4,000,000	2,000,000

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EXHIBIT B
Corporate Information of the Company
Company No.: 179930
COMPANY’S PROFILE

1.1 Name of Company	:	China Lodging Group, Limited

1.2 Date of Incorporation	:	4th January 2007

1.3 Registered Address	:	the office of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands

1.4 Directors	:	Mr. John Jiong WU Mr. Qi JI Ms. Tong Tong ZHAO

1.5 Shareholdings	:
Share Capital — US$20,000 divided into 200,000,000 shares at a par value of US$0.0001 each.
Issued share capital

Name of Shareholders	Ordinary Shares
WINNER CROWN HOLDINGS LIMITED	25,000,000
MS. TONG TONG ZHAO	15,000,000
MR. JOHN JIONG WU	4,000,000
Total	44,000,000